SCHEDULE 14C
(RULE 14C-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. _______)

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[ ]	Definitive information statement

Optimum Fund Trust

 (Name of Registrant as Specified in Its Charter)

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OPTIMUM FUND TRUST
Optimum International Fund

100 Independence, 610 Market Street
Philadelphia, PA 19106-2354

INFORMATION STATEMENT
This Information Statement is being furnished on behalf of the Board of Trustees (“Trustees” or “Board”) of Optimum Fund Trust (“Trust”) to inform shareholders of the fund listed above (the “Fund”) about recent changes related to the Fund’s sub-advisory arrangement.  The changes were approved by the Board on the recommendation of the Fund’s investment manager, Delaware Management Company (“DMC” or the “Manager”), without shareholder approval as is permitted by an order of the U.S. Securities and Exchange Commission (“SEC”).  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
A Notice of Internet Availability of Information Statement relating to this Information Statement (“Notice”) was mailed beginning on or about July 14, 2021 to shareholders of record of the Fund as of July 1, 2021 (the “Record Date”).  The Information Statement is available on the Fund’s website at optimummutualfunds.com/lit on or about July 7, 2021 until at least November 1, 2021. A paper or e-mail copy of the Information Statement may be obtained, without charge, by contacting your participating securities dealer or other financial intermediary or, if you own Fund shares directly through the Fund’s service agent, by calling the Fund’s service agent toll free at 800 914-0278.
INTRODUCTION
The Manager is the investment manager to each series of the Trust, including the Fund. Pursuant to “manager of managers” authority, the Manager, subject to approval by the Board, is permitted to hire, terminate, or replace sub-advisors who are affiliated or unaffiliated with the Trust or the Manager, and to enter into and modify material terms and conditions of the related sub-advisory agreements without shareholder approval. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires that the shareholders of a mutual fund approve an agreement pursuant to which a person serves as investment advisor or sub-advisor of the fund. In order to use the “manager of managers” authority discussed above, the Manager, the Trust, and certain affiliates requested and received an exemptive order from the SEC on Jan. 17, 2017 (the “SEC Order”).  The SEC Order exempts the Manager, the Trust and other affiliates from certain of the shareholder approval requirements of Section 15(a) of the 1940 Act and allows the Board, subject to certain conditions, to appoint new sub-advisors and approve new sub-advisory agreements on behalf of the Trust without shareholder approval.  The Manager has ultimate responsibility (subject to oversight by the Board) to supervise the sub-advisors and recommend the hiring, termination, and replacement of the sub-advisors to the Board.

Consistent with the terms of the SEC Order, at a meeting held on March 24-25, 2021 (the “Meeting”), the Board, including a majority of the Trustees who are not “interested persons” of the Trust or of the Manager (the “Independent Trustees”) approved a new sub-advisory agreement (the “Sub-Advisory Agreement”) between the Manager and Baillie Gifford Overseas

Ltd. (“Baillie Gifford”), under which Baillie Gifford would serve as a sub-advisor to the Fund, replacing EARNEST Partners, LLC (“EARNEST”).

EARNEST ceased serving as a sub-advisor for the Fund on April 15, 2021 and its sub-advisory agreement has been terminated. The decision to terminate the sub-advisory agreement with EARNEST and hire Baillie Gifford was based upon certain factors, including but not limited to, the belief that the Fund would benefit from a new sub-advisor that operates with an investment philosophy which should complement the investment approach of the Fund’s other sub-advisor, Acadian Asset Management LLC (“Acadian”), and the understanding that Baillie Gifford has historically focused on providing downside market risk protection for its clients.

The Trust and the Manager have agreed to comply with certain conditions when acting in reliance on the relief granted in the SEC Order. These conditions require, among other things, that within ninety (90) days of hiring a new sub-advisor, the affected fund will notify the shareholders of the fund of the changes. The Notice provides such notice of the changes and this Information Statement presents additional details regarding Baillie Gifford and the Sub-Advisory Agreement.

THE INVESTMENT MANAGER
The Manager is located at 100 Independence, 610 Market Street, Philadelphia, PA 19106-2354, and is a series of Macquarie Investment Management Business Trust, which is an indirect subsidiary of Macquarie Management Holdings, Inc. (“MMHI”), which in turn is an indirect subsidiary, and subject to the ultimate control, of Macquarie Group Limited (“Macquarie”).  The Manager is registered as an investment advisor with the SEC under the Investment Advisers Act of 1940, as amended.
The Manager provides investment advisory services to the Fund pursuant to an investment management agreement dated Jan. 4, 2010 between the Trust and the Manager, as amended (the “Management Agreement”).  The Management Agreement was most recently renewed by the Board, including a majority of the Independent Trustees, at a meeting held on September 24-25, 2020. The Trust employs the Manager to generally manage the investment and reinvestment of the assets of the Fund.  In so doing, the Manager may hire one or more sub-advisors to carry out the investment program of the Fund, subject to the approval of the Board. The Manager continuously reviews and supervises the investment program of the Fund. The Manager furnishes regular reports to the Board regarding the investment program and performance of the Fund. The Manager has hired LPL Financial Corporation (“LPL”), a registered broker/dealer and investment advisor, as a consultant to assist with this process.

Pursuant to the Management Agreement, the Manager has full discretion and responsibility, subject to the overall supervision of the Board, to select and contract with one or more investment sub-advisors, to manage the investment operations and composition of the Fund, and to render investment advice for the Fund, including the purchase, retention, and disposition of investments, securities, and cash held by the Fund. The Management Agreement obligates the Manager to implement decisions with respect to the allocation or reallocation of each Fund’s assets among one or more current or additional sub-advisors, and to monitor the sub-advisors’ compliance with the Fund’s investment objective(s), policies, and restrictions. Under the Management Agreement, the Trust will bear the expenses of conducting its business.

In addition, the Manager pays the salaries of all officers and Trustees of the Trust who are officers, directors, or employees of the Manager or its affiliates.

As compensation for the services rendered under the Investment Management Agreement, the Fund pays the Manager an annual management fee as a percentage of average daily net assets as described in Exhibit A. During the last fiscal year, the Fund paid investment management fees to the Manager as described in Exhibit B. For the fiscal year ended March 31, 2021, the Manager paid all sub-advisors of the Fund investment sub-advisory fees of $2,244,882. For the fiscal year ended March 31, 2021, the annualized investment sub-advisory fees as a percentage of the Fund’s average daily net assets were 0.40%.

The key executives and each trustee of the Manager and their principal occupations are: Shawn K. Lytle, Trustee and President; John Leonard, Executive Vice President, Global Head of Equities; Brett Lewthwaite, Executive Vice President, Global Head of Fixed Income; David F. Connor, Trustee and Senior Vice President/General Counsel/Secretary; Richard Salus, Senior Vice President, Global Head of Fund Services; David Brenner, Senior Vice President, Chief Administration Officer; Neil Siegel, Senior Vice President, Chief Marketing and Product Officer; Michael F. Capuzzi, Senior Vice President, U.S. Chief Operations Officer; Stephen Hoban, Chief Financial Officer; and Brian L. Murray, Senior Vice President, Global Chief Compliance Officer. The address of each person listed is 100 Independence, 610 Market Street, Philadelphia, PA 19106-2354.

BAILLIE GIFFORD
Baillie Gifford, located at Calton Square, 1 Greenside Row, Edinburgh, EH1 3AN, United Kingdom, was approved by the Board to serve as a sub-advisor to the Fund at the Meeting. Baillie Gifford is wholly-owned by Baillie Gifford & Co. Baillie Gifford & Co. was founded in 1908 and is one of the United Kingdom’s largest independent investment management firms. Baillie Gifford & Co. is wholly-owned by its 47 working partners within the firm. Baillie Gifford is a corporation organized under the laws of the United Kingdom. Baillie Gifford is registered as an investment advisor with the SEC. As of March 31, 2021, Baillie Gifford had approximately $446.9 billion in assets under management.

Baillie Gifford is not affiliated with the Manager, and Baillie Gifford discharges its responsibilities subject to the oversight and supervision of the Manager. Baillie Gifford is compensated out of the fees that the Manager receives from the Fund. There will be no increase in the advisory fees paid by the Fund to the Manager as a consequence of the implementation of the Sub-Advisory Agreement. The fees paid by the Manager to Baillie Gifford depend upon the fee rates negotiated by the Manager and approved by the Board and on the percentage of the Fund’s assets allocated to Baillie Gifford by the Manager. In accordance with procedures adopted by the Board, Baillie Gifford may effect Fund portfolio transactions through an affiliated broker/dealer and the affiliated broker/dealer may receive brokerage commissions in connection therewith as permitted by applicable law. The Sub-Advisory Agreement is dated April 1, 2021.

Baillie Gifford serves as an investment advisor or sub-advisor to the registered investment companies listed below, each of which has an investment objective similar to the Fund’s investment objective.

Fund	Assets as of March 31, 2021	Annual Advisory/Sub-Advisory Fee Rate (as a percentage of average daily net assets)
Baillie Gifford International Alpha Fund	$4,264 million	0.51% on all assets
Confidential Sub-Advisory Client #1	$1,975 million
0.60% of assets up to $25 million
0.50% of assets from $25 to $100 million
0.40% of assets from $100 to $400 million
0.30% of assets from $400 million to $1 billion
0.25% of assets from $1 to $3.5 billion
0.225% of assets over $3.5 billion

Confidential Sub-Advisory Client #2	$760 million
0.60% of assets up to $25 million
0.50% of assets from $25 to $100 million
0.40% of assets from $100 to $400 million
0.30% of assets from $400 million to $1 billion
0.25% of assets from $1 to $3.5 billion
0.225% of assets over $3.5 billion

The names and principal occupations of the principal executive officers and/or directors of Baillie Gifford Overseas Ltd. are listed below. The address of each principal executive officer and/or director listed below, as it relates to the person’s position with Baillie Gifford, is Calton Square, 1 Greenside Row, Edinburgh, EH1 3AN, United Kingdom:

Name	Position
Graham Laybourn	Director
Dickson King Jackson	Director
Anthony Robert Tait	Director and Chief Executive
Kathrin Hamilton	Director and Chairperson
David Shields Henderson	Director
Barry Sinclair Coghill	Director and Chief Financial Officer
Gavin Richard Gordon Scott	Director
Adam Howard Joseph Conn	Director
Jenny Marina Davis	Director
Nicholas Thomas	Director

THE SUB-ADVISORY AGREEMENT

The Sub-Advisory Agreement was approved by the Board at the Meeting, which was called for the purpose of approving the Sub-Advisory Agreement for an initial term of two years. Thereafter, continuance of the Sub-Advisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The Sub-Advisory Agreement provides that it will terminate automatically in the event of its assignment.

The terms of the Sub-Advisory Agreement are substantially similar to the terms of the prior sub-advisory agreement between the Manager and EARNEST, except for the provisions relating to the sub-advisory fees and to Baillie Gifford’s domicile of Scotland.

The Sub-Advisory Agreement provides that Baillie Gifford, among other duties, will make all investment decisions for its allocated portion of the Fund’s investment portfolio in accordance with the Fund’s investment objectives, policies, and restrictions. Baillie Gifford, subject to the supervision of the Board and the Manager, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of its allocated portion of the Fund’s assets.  Baillie Gifford also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund’s investment portfolio.

The Baillie Gifford Sub-Advisory Agreement provides for Baillie Gifford to be compensated based on the average daily net assets of the Fund allocated to Baillie Gifford. Baillie Gifford is compensated from the fees that the Manager receives from the Fund.  Baillie Gifford generally will pay all expenses it incurs in connection with its activities under the Sub-Advisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

The Sub-Advisory Agreement may be terminated without the payment of any penalty by: (i) the Manager or the Trust at any time on written notice to Baillie Gifford, or (ii) Baillie Gifford, on not less than sixty (60) days' written notice to the Manager and the Trust.

THE MANAGER’S RECOMMENDATION AND THE BOARD’S CONSIDERATIONS REGARDING THE SUB-ADVISORY AGREEMENT

The Manager recommended the approval of the Sub-Advisory Agreement. In reaching the decision to approve the Sub-Advisory Agreement, the Board considered and reviewed information about Baillie Gifford, including its personnel, operations, and financial condition, which had been provided by Baillie Gifford. The Board also reviewed material furnished by Manager (with the assistance of its consultant, LPL), including: a memorandum from Manager reviewing the Sub-Advisory Agreement and the various services proposed to be rendered by Baillie Gifford; research and analysis concerning Manager’s proposal of Baillie Gifford; a description of Baillie Gifford’s proposed sub-advisory fees under the Sub-Advisory Agreement, along with fees that Baillie Gifford charges other comparable investment companies or accounts; information concerning Baillie Gifford’s organizational structure and the experience of its investment management personnel; a “due diligence” summary report describing various material items in relation to Baillie Gifford’s personnel, organization and policies; copies of Baillie Gifford’s Form ADV, compliance policies and procedures and its Code of Ethics; and a copy of the Sub-Advisory Agreement.

In considering such materials, the Independent Trustees received assistance and advice from and met separately with independent counsel. In this regard, the Independent Trustees reviewed with independent legal counsel their duties and obligations in connection with the review of the Sub-Advisory Agreement and discussed, in detail, the matters related to such approval. The materials prepared by Management specifically in connection with the approval of the Sub-Advisory Agreement were sent to the Independent Trustees in advance of the Meeting. While attention was given to all information furnished, the following discusses some primary factors relevant to the Board’s decision. This discussion of the information and factors considered by the Board (as well as the discussion above) is not intended to be exhaustive, but rather summarizes certain factors considered by the Board. In view of the wide variety of factors considered, the Board did not, unless otherwise noted, find it practicable to quantify or otherwise assign relative weights to the following factors. In addition, individual Trustees may have assigned different weights to various factors.

Nature, extent, and quality of services. In considering the nature, extent, and quality of the services to be provided by Baillie Gifford, the Board specifically considered that the Sub-Advisory Agreement contains substantially similar provisions to those in the prior EARNEST sub-advisory agreement, except for the provisions relating to the sub-advisory fees and to Baillie Gifford’s domicile of Scotland. The Board reviewed materials provided by Baillie Gifford regarding the experience and qualifications of personnel who will be responsible for managing the portion of Optimum International Fund to be sub-advised by Baillie Gifford. The Board also placed weight on the projected performance of a representative Baillie Gifford portfolio that utilized the investment process and parameters that would be employed by Baillie Gifford on behalf of its portion of the Fund (the “Baillie Gifford Account”). The Board also considered that Baillie Gifford would serve as a sub-advisor of Optimum International Fund with another sub-advisor, Acadian. The Board considered the compatibility of the two sub-advisors’ investment philosophies and methodologies that they would each employ for the Fund. Lastly, the Board took into account that Baillie Gifford has historically focused on providing downside market risk protection for its clients. Based upon these considerations, the Board was satisfied with the nature and quality of the overall services to be provided by Baillie Gifford to Optimum International Fund and its shareholders and was confident in the abilities of Baillie Gifford to provide quality services to the Fund and its shareholders.

Investment performance. The Board reviewed information on the projected performance of the Baillie Gifford Account over various time periods. The Board also reviewed a “combination analysis” showing various performance metrics that would have resulted from combining the performance of the Baillie Gifford Account with the performance of Acadian in managing its portion of Optimum International Fund over various time periods. The Board noted Management’s belief, based on the historical combination analysis, that the investment strategy to be employed by Baillie Gifford on behalf of its portion of the Fund would be a good complement to that followed by Acadian, and Baillie Gifford’s investment strategy would provide a better balance to Acadian’s investment philosophy as compared the investment strategy utilized by EARNEST. The Board believed such information and analysis evidenced the benefits to Optimum International Fund and quality of portfolio management services expected to be provided by Baillie Gifford under the Sub-Advisory Agreement.

Sub-advisory fees. In considering the appropriateness of the sub-advisory fees to be charged by Baillie Gifford, the Board reviewed and considered the sub-advisory fees in light of the nature, extent and quality of the sub-advisory services to be provided by Baillie Gifford, as more fully described above. The Board noted that Baillie Gifford’s sub-advisory fees are paid by Manager and are not additional fees borne by the Fund. The Board also noted that the sub-advisory fees to be paid by Manager to Baillie Gifford were the product of arms-length negotiations between Manager and Baillie Gifford, and the Board considered the allocation of the investment management fees charged to the Fund between Manager and Baillie Gifford in light of the nature, extent and quality of the investment management services provided, and to be provided by, Manager and Baillie Gifford. In particular, the Board was provided with a description of fees to be charged by Baillie Gifford under the Sub-Advisory Agreement for Optimum International Fund, which showed them to be slightly higher than the sub-advisory fees charged by EARNEST under its sub-advisory agreement at the Fund’s current amount of assets under management. The Board discussed the impact that the differences in fees would have on Manager’s profitability. The Board also was provided with information showing that

Baillie Gifford’s sub-advisory fees for Optimum International Fund were competitive with those charged by Baillie Gifford to other comparable investment companies or accounts, and was informed by Manager that Baillie Gifford’s sub-advisory fees were competitive with fees of other investment managers being considered as possible sub-advisors to the Fund. The Board also noted that the management fee paid by Optimum International Fund to Manager would stay the same at current asset levels. Based upon such facts, the Board believed that the fees to be charged by Baillie Gifford under the Sub-Advisory Agreement were acceptable in relation to the services being provided.

Profitability, economies of scale, and fall-out benefits. Information about Baillie Gifford’s profitability from its relationship with Optimum International Fund was not available because it had not begun to provide services to the Fund. The Trustees noted that economies of scale are shared with the Fund and its shareholders through investment management fee breakpoints so that as the Fund grows in size, its effective investment management fee rate declines. The Board was also provided with information on potential fall-out benefits derived or to be derived by Baillie Gifford in connection with its relationship to the Fund, such as soft dollar arrangements and commissions paid to affiliated broker/dealers, as applicable.

GENERAL INFORMATION
Distributor

The Fund’s distributor, Delaware Distributors, L.P. (“Distributor”), located at 100 Independence, 610 Market Street, Philadelphia, PA 19106-2354, serves as the national distributor of the Fund’s shares under an amended and restated Distribution Agreement dated Jan. 4, 2010. The Distributor is an affiliate of the Manager and bears all of the costs of promotion and distribution, except for payments by the retail class shares under their respective Rule 12b-1 Plans. The Distributor is an indirect subsidiary of MMHI, and, therefore, of Macquarie. The Distributor has agreed to use its best efforts to sell shares of the Fund. Shares of the Funds are offered on a continuous basis by the Distributor and may be purchased through authorized investment dealers or directly by contracting the Distributor or the Trust. The Distributor also serves as the national distributor for the Delaware Funds. The Board annually reviews fees paid to the Distributor.
Transfer Agent, Administrator, and Fund Accountant

Delaware Investments Fund Services Company (“DIFSC”), located at 100 Independence, 610 Market Street, Philadelphia, PA 19106-2354, serves as the Trust’s shareholder servicing, dividend disbursing, and transfer agent. DIFSC provides fund accounting and financial administration oversight services to the Funds. Those services include overseeing the Funds’ pricing process, the calculation and payment of Fund expenses, and financial reporting in shareholder reports, registration statements, and other regulatory filings. Additionally, DIFSC manages the process for the payment of dividends and distributions and the dissemination of Fund net asset values and performance data.  DIFSC is an affiliate of the Manager, and is an indirect subsidiary of MMHI and, therefore, of Macquarie.

The Bank of New York Mellon, located at 240 Greenwich Street, New York, NY 10286-0001, provides fund accounting and financial administration services to the Funds. Those services include performing functions related to calculating the Funds’ net asset value and providing financial reporting information, regulatory compliance testing and other related accounting services.

Payments to Affiliated Brokers

During the last fiscal year, the Fund did not pay any commissions to affiliated brokers.

Shares Outstanding

The table in Exhibit C shows as of Record Date as to each class of the Fund, the number of shares outstanding.

Record of Beneficial Ownership

As of Record Date, the Manager believes that there were no beneficial owners holding 5% or more of the total outstanding shares of any Class of shares of each Fund. As of Record Date, the Manager believes that the Funds’ officers and Trustees directly owned less than 1% of the outstanding shares of each Class of each Fund.

Householding

Only one copy of the Notice may be mailed to households, even if more than one person in a household is a shareholder of record of a Fund as of the Record Date, unless the Trust has received instructions to the contrary. Additional copies of the Notice or copies of the Information Statement may be obtained, without charge, by contacting your participating securities dealer or other financial intermediary or, if you own Fund shares directly through the Fund’s service agent, by calling the Fund’s service agent toll free at 800 914-0278. If you do not want the mailing of the Notice or the Information Statement, as applicable, to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact your participating securities dealer or other financial intermediary or, if you own Fund shares directly through the Fund’s service agent, by calling the Fund’s service agent.

Financial Information

Shareholders can obtain a copy of the Fund’s most recent Annual and Semiannual Reports, without charge, by contacting their participating securities dealer or other applicable financial intermediary or, if a shareholder owns Fund shares directly through the Fund's service agent, by calling the Fund’s service agent toll free at 800 914-0278.

EXHIBIT A
As compensation for services rendered under the Investment Management Agreement, the Manager is entitled to receive an annual fee equal to the following percentage rates of the average daily net assets of the Fund:

Fund	Management Fee (annual rate as a percentage of average daily net assets)

0.7500% of assets up to $500 million
0.7150% of assets from $500 million to $1 billion
0.7000% of assets from $1 billion to $1.5 billion
0.6750% of assets from $1.5 billion to $2 billion
0.6500% of assets from $2 billion to $2.5 billion
0.6000% of assets over $2.5 billion

EXHIBIT B

During the fiscal year ended March 31, 2021, the Fund paid the following investment management fees to the Manager:

Fund	Management Fees Paid
Optimum International Fund	$4,205,043 earned $4,153,349 paid $51,694 waived

EXHIBIT C
NUMBER OF SHARES OF THE FUND OUTSTANDING
As of the Record Date

Fund	Shares Outstanding
Optimum International Fund	Class A: 466,175.763 Class C: 1,441,427.071 Institutional Class: 59,819,646.946 Total: 61,727,243.78

OPTIMUM FUND TRUST
Optimum International Fund
100 Independence
610 Market Street
Philadelphia, PA 19106-2354
NOTICE OF INTERNET AVAILABILITY
OF INFORMATION STATEMENT
This communication presents only an overview of the more complete Information Statement that is available to you on the Internet or by mail relating to Optimum International Fund (the “Fund”), a series of Optimum Fund Trust (the “Trust”). We encourage you to access and review all of the important information contained in the Information Statement, available online at: optimummutualfunds.com/lit.
The Information Statement details the approval of a sub-advisory agreement with Baillie Gifford Overseas Ltd (“Baillie Gifford”) as a sub-advisor to the Fund. Baillie Gifford began serving as a sub-advisor for the Fund effective April 28, 2021. A more detailed description of Baillie Gifford and its investment operations, information about the sub-advisory agreement, and the reasons the Board of Trustees (the “Board”) of the Trust approved Baillie Gifford as a sub-advisor, are included in the Information Statement.
Delaware Management Company (the “Manager”) is the investment manager to each series of the Trust, including the Fund. The Manager employs a “manager of managers” arrangement in managing the assets of the Trust. In connection therewith, the Trust and the Manager have received an exemptive order from the U.S. Securities and Exchange Commission (the “SEC Order”), which permits the Manager, with the approval of the Board, to hire, terminate, or replace sub-advisors who are affiliated or unaffiliated with the Trust or the Manager, and to enter into and modify material terms and conditions of the related sub-advisory agreements without shareholder approval.
Pursuant to the SEC Order, this Notice of Internet Availability of Information Statement is being mailed beginning on or about July 14, 2021 to shareholders of record of each Fund as of July 1, 2021. The full Information Statement is available on the Fund’s website at optimummutualfunds.com/lit until at least November 1, 2021. A paper or e-mail copy of the full Information Statement may be obtained, without charge, by contacting your participating securities dealer or other financial intermediary or, if you own Fund shares directly through the Fund’s service agent, by calling the Fund’s service agent toll free at 800 914-0278.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.